EXHIBIT 10.68

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT dated September 12, 2005 between Imaging Diagnostic Systems, Inc., a Florida corporation (the "Company"), and Allan L. Schwartz (the "Executive"), effective retroactively to August 30, 2005.
WITNESSETH:

     WHEREAS, The Company is engaged in the business of developing laser-based medical optical imaging devices; and

     WHEREAS, the Company has the intent to market and sell its products and services to clients and potential clients throughout the world; and

     WHEREAS, the Company wishes to continue to employ the Executive as its Executive Vice-President and Chief Financial Officer, charged with all the responsibilities and duties legally required by the State of Florida and to oversee various broad and specific aspects of its business; and

     WHEREAS, in the course of the Executive's employment, the Executive will continue to have access to and acquire knowledge of valuable trade secrets, confidential information and other proprietary information belonging and relating to the Company and its business, and which the Company has a legitimate interest in protecting; and

     WHEREAS, the Company and Executive are willing to continue the employment, subject to the terms and conditions contained in this Employment Agreement (the "Agreement");

     NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

     1. EMPLOYMENT. The Company hereby continues the employment of the Executive and the Executive hereby accepts employment upon the terms and condition hereinafter set forth.

     2. TERM & TERMINATION.

          i. Term. The Company hereby continues the employment of the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on August 30, 2005 and ending one (1) year from that date (the "Term"). All Company obligations cease under this Agreement upon its termination, except for those stock options, which have been vested.

          ii. Termination without Cause. The Company may terminate the Executive's employment without Cause. Such termination will become effective upon the dated specified in such notice,



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               provided that such date is at least 60 days from the date of specified in such notice. Upon such termination without cause:

               (1) For the remainder of the term of this Agreement the Company will continue to pay the Executive annual salary pursuant to
                    Section 3(1).
               (2) The Company will continue to maintain for such period, for the benefit of the Executive, the employee benefit programs, referred to in Section 2(b) were in effect on the date of such termination.
               (3) All options that were scheduled to vest will vest and will remain exercisable for a period of three (3) years from the date of this agreement.

          iii. Termination for Cause. The Company may terminate the Executive pursuant to the terms of this Agreement at any time for cause by giving written notice of termination. Such termination shall become effective upon the giving of such notice, except that termination based upon cause shall not become effective unless Executive shall fail to correct such breach within 30 days of receipt of written notice hereof. Upon such termination the Executive shall have no right to compensation, commission, bonus, benefits or reimbursement pursuant to this contract, for any period subsequent to the termination. Further, the Executive shall have no right to any non-unvested stock options. For purposes of this section, "cause" shall mean; (1) the Executive is convicted of a felony; (2) the Executive, in carrying out his duties hereunder, has been found in a civil action by the Company, to have committed willful gross negligence or willful gross misconduct resulting, in either case, in material harm to the Company; (3) the Executive misappropriates Company funds or otherwise defrauds the Company; (4) the Executive materially breaches any provision of this Agreement; (5) the Executive materially fails to perform his duties under section four (4) resulting in harm to the Company.

          iv. Death or Disability. Upon the death or disability of the Executive, the Executive shall be entitled to and the company will pay the remaining amount of compensation from the date of death or from the date of disability through the termination of this Agreement. (For purposes of this Section, "disability" shall mean that for a period of six (6) months in any 12-month period the Executive is incapable of substantially fulfilling his duties because of physical, mental or emotional incapacity from injury, sickness or disease. Should the Executive be rendered disabled, the Company will continue to maintain for the benefit of the employee, the employee benefit programs referred to in Section 2(b) that were in effect on the date of the disability.


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          v.   Special Termination. In the event that (i) the Company materially breaches this Agreement or the performance of its duties and obligations hereunder; or (ii) any entity or person not now an executive officers of the Company become either individually or as part of a group the beneficial owner of 20% or more of the Company's common stock, the Executive , by written notice to the Company, may elect to deem the Executive's employment hereunder to have been terminated by the Company without cause under
               Section 2(ii) hereof, in which event the Executive shall be entitled to the Compensation payable pursuant to Section 3(1).

          vi. Voluntary Termination. The Executive, on 30 days prior written notice to the Company, may terminate his employment voluntarily. Upon such termination, the Company will pay the Executive's compensation through the date of such termination. After such date, the Executive shall no longer be entitled to receive compensation, reimbursement, non-vested stock options or benefits.

          vii. Continuing Effect. Notwithstanding any termination of this Agreement at the end of the Term or otherwise, the provisions of Sections 7,8,9,10,11 and 12 shall remain in full force and effect and the provisions of these Sections shall be binding upon the legal representatives, successors and assigns of the Executive.

     3. COMPENSATION.

     1) The Company will continue to pay the Executive an annual base salary of $185,000 per annum in equal semi-monthly installments.

     2) During the term of his employment, the Executive shall be entitled to participate in employee benefits plans or programs of the Company, if any, to the extent the Executive is eligible to participate hereunder.

          a) The Company's Comprehensive Group Insurance Program maintained by the Company, paid by the Company for the Executive and his spouse, except for the appropriate employee and spouse portion.

     3) The Company shall provide a $500 per moth car allowance, cellular phone, and major credit card.

     4) The Executive shall receive options to purchase up to an aggregate of 100,000 shares of the Company's common stock at an exercise price of $ 0.20 per share. The options shall vest as follows:

          (i) Options to purchase up to 100,000 shares may be exercised after 12 months (August 30, 2006) of continuous employment.


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         In the event that the Company experiences a change of control, defined as a sale of the Company, the Company is acquired by another company or similar situation, then all options vest immediately. (Please see Non-Statutory Stock Option Agreement 2004 for specific details.) In the event the Executive is terminated without cause, all options will vest.

     In the event the Executive is terminated with cause only that portion of the option exercisable at the time of such termination of employment may thereafter be exercised.


     5) The Executive will be entitled to nine (9) paid holidays and six (6) weeks of vacation for each 12-month period without loss of compensation or other benefits to which she is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit.

     4. DUTIES.

     (a) General Duties. The Executive shall be employed as the Executive Vice-President and Chief Financial Officer with duties and responsibilities that are customary for such Executive, subject to the direction of the CEO and as directed by the company by-laws. The Executive will use the standard of care befitting of such an executive in performing duties and in discharging responsibilities pursuant to this Agreement, which duties and responsibilities shall be discharged competently, carefully, and faithfully.

     (b) Corporate Code of Conduct. The Executive agrees to adhere to the Company's Corporate Code of Conduct.

     (c) Extent of Services. The Executive will devote all of time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company. The Executive will not enter the employ of, or serve as a consultant to, or in any way perform any services with or without compensation to any persons, business or organization without the prior consent of the board of directors of the Company; provided, that the Executive shall be permitted to devote a limited amount of his time, without compensation, to charitable or similar organizations.


     5. PLACE OF PERFORMANCE. The Executive hereby acknowledges that the Company's existing and potential clients are located throughout the world and that the Company is actively engaged in marketing and selling its products and services to such clients throughout the world.

     6. NON-DISCLOSURE OF INFORMATION. The Executive recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, ("Confidential Business and Technical Information") as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Executive's duties hereunder.

     The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such Confidential Business and Technical Information to any person, firm, corporation, association or entity for any reason or purpose whatsoever, nor shall the Executive make use of any such Confidential Business and Technical Information for his own purposes or for the


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benefit of any person, firm, corporation or entity except the Company under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and processes which are then in the public domain provided that the Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent.

                  In the event an action is instituted and prior knowledge is an issue, it shall be the obligation of the Executive to prove by clear and convincing evidence that the Confidential Business and Technical Information disclosed was in the public domain, was already known by the Recipient, or was developed independently by the Recipient. The Executive agrees to hold as the Company's property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and there from, in any way relating to the Company's business and affairs, whet made by him or otherwise coming into his possession, and upon termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company.

     7. NON-COMPETITION AGREEMENT.

     (a) The Executive acknowledges and agrees that, pursuant to Florida Statute
Section 542.335, based on having access to and acquiring knowledge of highly sensitive and valuable trade secrets, and confidential or proprietary information belonging or relating to the Company, the Executive would be in a position to cause serous and irreparable harm to the Company in the event that, following the termination of his employment hereunder, the Executive were to compete with or be involved in an enterprise which competes with the Company, engages in the same business as the Company, or performs research and development in the field of medical optical imaging.

     (b) Until termination of his/ employment and for a period of 24 months commencing on the date of termination, the Executive, directly or indirectly, in association with or as a stockholder, director, officer, consultant, executive, partner, joint venture, member or otherwise of or through any person, firm, corporation, partnership, association or entity, covenants that the Executive will not compete with the Company or any of its affiliates in the design, manufacture, construction, offer, sale or marketing of products or services that are competitive with the products or services offered by the Company, within the United States or anywhere in the world. The Executive covenants and agrees that during his employment and for a period of 24 months immediately following the termination of such employment, the Executive will not, either individually or in partnership or jointly or in conjunction with any person, firm, business, corporation, partnership joint venture, entity, syndicate or association, as an executive, principal, agent, officer director consultant, advisor, distributor, dealer, contractor, trustee, lender, shareholder or in any manner or capacity whatsoever, directly or indirectly, be employed by, render services to, carry on or be engaged in, or be concerned with or be interested in or advise, lend money to, guarantee the debts or obligations of, or in any manner participate in the management, operation or control of any business which is directly competitive with the business of the Company, engages in the same business as the company or performs research and development in the medical optical imaging field with any entity located anywhere in the world.


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     (c) For the purposes of this paragraph a business shall be deemed to be in
"direct competition" or "directly competitive" with the Company if such business is engaged in developing, manufacturing, marketing, selling, or distributing medical optical imaging devices.

     8. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive acknowledges that during his employment he will learn and will have access to confidential information regarding the Company and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or material relating to the business, services or activities of the Company and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and or similar information that is proprietary information of the Company or its affiliates (collectively referred to as "confidential information"). The Executive acknowledges that such confidential information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. All records, files, materials and confidential information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. The Executive will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the board of directors of the Company, unless such confidential information previously shall have become public knowledge through no action by or omission of the Executive.

     9. NON-SOLICITATION

     The Executive covenants and agrees that while he is employed by the Company and for a period of twenty-four (24) months immediately following the termination of such employment, he will not, directly or indirectly, in any manner whatsoever, on his own behalf, or on behalf of any person, firm, business, corporation, partnership, joint venture, entity, syndicate or association solicit, induce or cause, or attempt to induce or cause any person who was any executive or consultant or in relationship with, or to cease providing services to the Company.


     10. REASONABLENESS OF CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION OBLIGATION AND COVENANTS

     (a) The Executive hereby acknowledges and confirms that the obligations and covenants set out in the above paragraphs are reasonable and necessary to protect the legitimate interests of the Company. Without limiting the generality of the foregoing, the Executive hereby acknowledges and confirms that given, among other things, the nature and international scope of the Company's operations and of the employment duties to be performed by the Executive hereunder, the geographic scope and duration of the restrictions set fourth above are reasonable and necessary to protect the legitimate interests of the Company.


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     (b) The Executive further acknowledges and agrees that these obligations and covenants will not preclude him from becoming gainfully employed following their termination of his employment in his/ profession.

     11. INVENTIONS.

     (a) The Executive hereby sells, transfers and assigns to the Company or to any person, or entity designated by the Company, all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whet patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, or in whole part, during the term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary, or (ii) otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary, or (iii) arise wholly or partly from the efforts of the Executive during the term hereof. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whet during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive at the Company's expense to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention by the Executive within one (1) year following the termination of the Agreement shall be deemed to fall within the provisions of the paragraph unless proven by the Executive to have been first conceived and made following such termination.

     (b) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to her in consideration of her undertakings in this Section.

     12. EQUITABLE RELIEF.

     (a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior consent of the Board of Directors of the Company, shall leave his employment for any reason and take any action in violation of Section 6, Section 7, Section 8, or Section 9, the Company will be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in
Section 11(b) below, to enjoin the Executive from breaching the provisions of
Section 6 or Section 7, or Section 8. In such action, the Company will not be required to plead or prove irreparable harm or lack of an adequate remedy at law. Nothing contained in this Section 11 shall be construed to prevent the Company from seeking such other remedy in arbitration in case of any breach of this Agreement by the Executive, as the Company may elect.

     (b) Any proceeding or action must be commenced in state court in Broward County, Florida where the Company maintains its principal offices. The Executive


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and the Company irrevocably and unconditionally submit to the jurisdiction of such court and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy or which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

     13. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

     14. SEVERABILITY.

     (a) The Executive expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances, as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

     (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction we it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

         15. NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:


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                  To the Company:         Imaging Diagnostic Systems, Inc.
                                          6531 N.W. 18th Court
                                          Plantation, Florida 33313

                  To the Executive:       Allan L. Schwartz
                                          6531 N.W. 18th Court
                                          Plantation, Florida 33313

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

     16. COUNTERPART. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

     17. ARBITRATION. Except for any controversy or claim seeking equitable relief as provided in Section 11 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof or any other dispute between the parties, shall be submitted to one arbitrator and settled by arbitration in Fort Lauderdale, Florida, in accordance with the rules, then obtaining, of the American Arbitration Association. Any reward made by such arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

     18. ATTORNEYS FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses.

     19. GOVERNING LAW. This Agreement and any dispute, disagreement, or issues of construction or interpretation arising hereunder whet relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

     20. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties her with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver discharge or termination is sought.

     21. ADDITIONAL DOCUMENTS. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.


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     22. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     23. WAIVER OF BREACH. A waiver by the Company or the Executive of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

     IN WITNESS WEREOF, the Company and the Executive have executed this Agreement as this 12th day of September 2005.


Imaging Diagnostic Systems, Inc.            Executive


/s/ Tim Hansen                              /s/ Allan L. Schwartz
----------------------------                ---------------------------
Tim Hansen, Chief Executive Officer         Allan L. Schwartz




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                             STOCK OPTION AGREEMENT
                     (2004 Non-Statutory Stock Option Plan)

Imaging Diagnostic Systems, Inc. (the "Company"), desiring to afford an opportunity to the Grantee named below to purchase certain shares of common stock of the Company's, to provide the Grantee with an added incentive as an employee of the Company, hereby grants to Grantee, and the Grantee hereby accepts, an option to purchase the number of such shares optioned as specified below, during the term ending at midnight (prevailing local time at the Company's principal offices) on the expiration date of this Option specified below, at the option exercise price specified below, subject to and upon the following terms and conditions:

     1. Identifying Provisions: As used in this Option, the following terms shall have the following respective meanings.

          (a)  Grantee: Allan L. Schwartz

          (b)  Date of grant: September 12, 2005

          (c)  Number of shares optioned: 100,000

          (d)  Option exercise price per share: $0.20

          (e)  Expiration Date: September 12, 2015

This Option is not intended to be an incentive stock option pursuant to Section 422 of the Internal Revenue Code ("Sec. 422 Qualified Shares").

     2. Timing of Purchases:

          (a)  August 30, 2006: 100,000


     3. Restrictions on Exercise: The following additional provisions shall apply to the exercise of this Option:

     (i) Termination of Employment. If the Grantee's employment by the Company or any of its subsidiaries is terminated for any reason other than death only that portion of this Option exercisable at the time of such termination of employment may thereafter be exercised, and it may not be exercised more than three years after such termination or on the expiration date of this Option, whichever date is sooner.

     (ii) Death of Grantee. If the Grantee shall die during the term of this Option, the Grantee's legal representative or representatives, or the person or persons entitled to do so under the Grantee's last will and testament or under applicable intestate laws, shall have the right to exercise this Option, but only for the number of shares as to which the Grantee was entitled to exercise this Option in accordance with Section 2 hereof on the date of his death, and such right shall expire and this Option shall terminate three (3) years after the date of the Grantee's death or on the expiration date of this Option, whichever date is sooner.


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     (iii) Continuity of Employment. This Option shall not be exercisable by the
Grantee in any part unless at all times beginning with the date of grant and ending no more than three years prior to the date of exercise, the Grantee has, except for military service leave, sick leave or other bona fide leave of absence (such as temporary employment by the United States Government) been in the continuous employ of the Company, except that such period shall be three (3) years following any termination of the Grantee's employment by reason of his permanent and total disability.

     4. Non-Transferable. The Grantee may not transfer his Option except by will or the laws of descent and distribution. This Option shall not be otherwise transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall be exercisable during the Grantee's lifetime only by the Grantee or his guardian or legal representative.

     5. Adjustments and Corporate Reorganization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of any Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Committee and give each Grantee the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of the proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation in a transaction in which the Company is not the survivor, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Grantee shall have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Committee makes an Option fully exercisable in lieu of assumption or substitution in the event of such a merger or sale of assets, the Committee shall notify the Grantee that the Option shall be fully exercisable for a period of 30 days from the date of such notice, and the Option will terminate upon the expiration of such period.

     6. Exercise, Payment For and Delivery of Stock: This Option may be exercised by the Grantee or other person then entitled to exercise it by giving four business days' written notice of exercise to the Company specifying the number of shares to be purchased and the total purchase price. The option price shall become immediately due upon exercise of the option and, subject to the instrument evidencing the grant, shall be payable in one of the following alternative forms specified below:

(a) full payment in cash or check drawn to the Company's order;


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(b) full payment in shares of Common Stock held for at least six (6) months and valued at fair market value on the Exercise Date (as such term is defined below);

(c) full payment in a combination of shares of Common Stock held for at least six (6) months and valued at fair market value on the Exercise Date and cash or check; or

(d) full payment through a broker-dealer sale and remittance procedure provided that sale of the Optioned stock is permitted as a result of an effective registration statement under the Securities Act of 1933, as amended, and compliance with all applicable securities laws, pursuant to which the Grantee
(i) shall provide irrevocable written instructions to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable Federal and State income taxes required to be withheld by the Company in connection with such purchase and (ii) shall provide written directives to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

For purposes of this subparagraph (2), the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Company. Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

The fair market value per share of Common Stock on any relevant date under the Plan shall be determined in accordance with the following provisions:

 (a) If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded on the Nasdaq National Market, the fair market value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market System or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of fair market value.

 (b) If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the fair market value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

 (c) If the Common Stock is quoted on the Nasdaq Small Cap Market or any similar system of automated dissemination of quotations of securities process in common use, the fair market value shall be the mean between the closing bid and asked quotations for the Common Stock on such date.

 (d) If neither clause (a), (b) or (c) is applicable, then the fair market value shall be the mean between the closing bid and asked quotations for the Common Stock as reported by the National Quotation Bureau, Inc., if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding business days.


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     7. Rights in Shares Before Issuance and Delivery. No person shall be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option, unless and until such shares have been issued to such person as fully paid shares.

     8. Requirements of Law and of Stock Exchanges. By accepting this Option, the Grantee represents and agrees for himself and his transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933 is in effect as to shares purchased upon any exercise of this Option, (i) any and all shares so purchased shall be acquired for his personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for his personal account and not with view to or for sale in connection with any distribution.

     No certificate or certificates for shares of stock purchased upon exercise of this Option shall be issued and delivered unless and until, in the opinion of counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur liability under any federal, state or other securities law, any requirement of any securities exchange listing agreement to which the Company may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

     9. Stock Option Plan. This Option is subject to, and the Company and the Grantee agree to be bound by, all of the terms and conditions of the Company's 2004 Non-Statutory Stock Option Plan under which this Option was granted, as the same shall have been amended from time to time in accordance with the terms thereof, provided that no such amendment shall deprive the Grantee, without his consent, of this Option or any of his rights hereunder. Pursuant to said Plan, the board of directors of the Company or its Committee established for such purposes is vested with final authority to interpret and construe the Plan and this Option, and is authorized to adopt rules and regulations for carrying out the Plan. A copy of the Plan in its present form is available for inspection during business hours by the Grantee or other persons entitled to exercise this Option at the Company's principal office.

     10 Notices. Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto or at such other address as the Grantee may hereafter designate in writing to the company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry of certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

     11 Laws Applicable to Construction. This Agreement has been executed and delivered by the Company in the State of Florida, and this Agreement shall be construed and enforced in accordance with the laws of said State.

         IN WITNESS WHEREOF, the Company has granted this Option on September 12, 2005.

IMAGING DIAGNOSTIC SYSTEMS, INC                    ACCEPTED



/s/ Timothy B. Hansen                              /s/ Allan L. Schwartz
------------------------------                     --------------------------
By: Timothy B. Hansen, Chief Executive Officer     By:  Allan L. Schwartz



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